EXHIBIT 99.1

FREQUENTLY ASKED QUESTIONS

I received a letter from a company called Continental Stock Transfer & Trust Company telling me that I have Liquidation Trust Interests.  What does that mean?

Pursuant to the Plan negotiated by, among others, the Noteholder Committee and the Unitholder Committee, if you held an Allowed Claim against the Debtors on account of a (i) Class 3 Standard Note Claim, (ii) Class 4 General Unsecured Claim, or (iii) Class 5 Unit Claim, then pursuant to the Plan, on the Effective Date, you received Liquidation Trust Interests that entitle you to cash distributions from the Liquidation Trust.  All Liquidation Trust Interests are maintained by the Liquidation Trustee (or his designee) in book entry form only. No paper certificates evidencing the Liquidation Trust Interests are expected to be distributed, but you may contact Continental Stock Transfer & Trust Company for a statement of your holdings.

What is Continental Stock Transfer & Trust Company?

Continental Stock Transfer & Trust Company is Transfer Agent to the Liquidation Trust.  It was retained by the Liquidation Trust to maintain and process Liquidation Trust Interests and distributions.  It has opened an account for you and will be keeping the record of your Liquidation Trust Interests.  Continental Stock Transfer & Trust Company’s website is https://www.continentalstock.com/.

Will I get a document evidencing my Liquidation Trust Interests?

No paper certificates evidencing the Liquidation Trust Interests are expected to be distributed, but you may contact Continental Stock Transfer & Trust Company for a statement of your holdings.   Liquidation Trust Interests are maintained by the Liquidation Trustee (or his designee) in book entry form.

Are the Liquidation Trust Interests transferable?

As of December 24, 2019, Class A Liquidation Trust Interests are freely transferable to the extent permissible under applicable law.  The Class A Liquidation Trust Interests have since been approved by the Depository Trust Company for Direct Registration System (“DRS”) services, and are quoted on OTC Link(R) ATS under the trading symbol WBQNL.

With the availability of DRS services, registered holders of Class A Liquidation Trust Interests are able to electronically transfer their Class A Liquidation Trust Interests from Continental Stock Transfer & Trust Company to the holder’s securities broker so that market trades can be executed by the broker at the instructions of the holder.

For detailed information regarding how Class A Liquidation Trust Interests may be transferred from the books and records of Continental to the holder’s securities broker, holders should contact Continental Stock Transfer & Trust Company.  Continental’s phone number is 212-509-4000.  Continental’s email address is cstmail@continentalstock.com.

Class B Liquidation Trust Interests are subject to transfer restrictions that prohibit assignment or transfer by any holder thereof other than by will or intestate succession or otherwise by operation of law.

The Holder of the Trust Interests is deceased.  How can I transfer the decedent’s Trust Interests?

For detailed information regarding how Liquidation Trust Interests may be transferred in the event of a holder’s death, please contact Continental Stock Transfer & Trust Company.  Continental’s phone number is 212-509-4000.  Continental’s email address is cstmail@continentalstock.com.

Has the Liquidation Trust made distributions?

The Liquidation Trust has made three distributions.  An initial distribution was announced on March 29, 2019. A second distribution was announced on January 3, 2020.  The third distribution was announced on April 1, 2020.

How much did each beneficiary receive in those distributions?

For the first distribution, the Liquidation Trust declared a distribution of $44,697,250, in the aggregate, to holders of Class A Liquidation Trust Interests (including amounts reserved for claims not yet resolved). When that total amount is divided equally among Class A Liquidation Trust Interests, it equals $3.75 for each Class A Liquidation Trust Interest.

For the second distribution, the Liquidation Trust declared a distribution of $53,426,092, in the aggregate, to holders of Class A Liquidation Trust Interests (including amounts reserved for claims not yet resolved). When that total amount is divided equally among Class A Liquidation Trust Interests, it equals $4.50 for each Class A Liquidation Trust Interest.

For the third distribution, the Liquidation Trust declared a distribution of $25,000,682, in the aggregate, to holders of Class A Liquidation Trust Interests (including amounts reserved for claims not yet resolved). When that total amount is divided equally among Class A Liquidation Trust Interests, it equals $2.12 for each Class A Liquidation Trust Interest.

What do those numbers mean relative to my Note or Unit Claim?

Although distributions are made on account of Liquidation Trust Interests and not directly on account of former Notes or Units, for ease of reference, it is possible to convert the amount of each distribution into a percentage recovery on a Net Note Claim or Net Unit Claim.

The first distribution equals payment of approximately 5% of each Net Note Claim, and payment of approximately 3.6% of each Net Unit Claim.

The second distribution equals payment of approximately 6% of each Net Note Claim, and payment of approximately 4.3% of each Net Unit Claim.

The third distribution equals payment of approximately 2.8% of each Net Note Claim, and payment of approximately 2.0% of each Net Unit Claim.

Can you provide examples of how those percentages relate to my Note or Unit?

If a Noteholder held $300 in Net Note Claims, and thus received four (4) Class A Liquidation Trust Interests, that claimant would have received a total of approximately $41.48, comprised of: (i) $15 as part of the first distribution (4 * $3.75 = $15), (ii) $18 as part of the second distribution (4 * 4.50 = $18), and (iii) $8.48 as part of the third distribution (4 * $2.12 = $8.48).

If a Unitholder held $300 in Net Unit Claims, and thus received 2.9 Class A Liquidation Trust Interests, that claimant would have received approximately $30.07, comprised of (i) $10.87 as part of the first distribution (2.9 * $3.75 = $10.87), (ii) $13.05 as part of the second distribution (2.9 * 4.50 = $13.05), and (iii) $6.15 as part of the third distribution (2.9 * $2.12 = $6.15).

If a Noteholder held $50,000 in Net Note Claims, and thus received 666.66 Class A Liquidation Trust Interests, that claimant would have received approximately $6,913, comprised of: (i) approximately $2,500 as part of the first distribution (666.66 * $3.75 = $2,499.97), (ii) approximately $3,000 as part of the second distribution (666.66 * 4.50 = $2,999.97), and (iii) approximately $1,413 as part of the third distribution (666.66 * $2.12 = $1,413.32).

If a Unitholder held $50,000 in Net Unit Claims, and thus received 483.33 Class A Liquidation Trust Interests, that claimant would have received approximately $5,012, comprised of (i) approximately $1,812 as part of the initial distribution (483.33 * $3.75 = $1,812.49), (ii) approximately $2,175 as part of the second distribution (483.33 * 4.50 = $2,174.99), and (iii) approximately $1,024 as part of the third distribution (483.33 * $2.12 = $1,024.66).

Will I get more money?

It is anticipated that additional distributions will be made in the future from time to time as funds become available.  At this time, the Liquidation Trust does not know the timing or amount of the next distribution.

When will I get more money?

Any additional distributions will take place as and when sufficient excess cash is available and subject to the terms and condition of the Plan and the Liquidation Trust Agreement.  The Liquidation Trust does not know the timing or amount of the next distribution.

How will I know when to expect another distribution?

The Liquidation Trust will endeavor to announce any subsequent distribution on this website in advance of mailing checks.

How long will this whole process take?

In its Form 10-Q quarterly report for the quarter ended December 31, 2019, the Trust stated that “[t]he Wind-Down Entity expects that the liquidation of the Wind-Down Subsidiaries’ assets will be completed during the fiscal year ending June 30, 2022.”  The anticipated liquidation period may be extended for various reasons, including delays in construction and/or sales.

How much will I recover overall?

Including the March 2019 distribution of $3.75 per Class A Liquidation Trust Interest and the estimated net assets in liquidation for the Trust as of December 31, 2019, the estimated total recovery percentages are as follows:  (i) 43.74% recovery on Net Note Claims (or 45.92% for those Noteholders electing to contribute their claims; (ii) 43.74% recovery on General Unsecured Claims; and (iii) 31.71% recovery on Net Unit Claims (33.30% for those Unitholders electing to contribute their claims).

Could I get more than those projections?

It is possible that you could get more or less. The Wind-Down Entity’s assets are largely composed of real estate, including homes under construction.  If the real estate market goes up, then sale prices, and, by extension, cash available for distribution, will go up as well. Conversely, if the real estate market goes down, the projected recoveries may go down as well.  Risk factors other than normal market fluctuations may also influence sale prices, and the Trust’s Form 10 Registration Statement, as amended, and the Trust’s Form 8-K that was filed on April 8, 2020 identify additional risk factors attendant to this process.  Net recoveries will also be influenced by actual development, construction, holding and operating costs.  In addition, the projected recoveries do not include net cash generated by claims (e.g., lawsuits) that have been asserted by the Liquidation Trustee against third parties and have not yet been resolved, the prosecution or settlement of which may increase the cash available for distribution.  In addition, the Trust has not completed the reconciliation of all claims, so it is possible that the percentage recoveries could change based on the final allowance of claims.

The name or address on my letter or my check is wrong.  Who can I call?

You should contact Continental Stock Transfer & Trust Company.  Their phone number is 212-509-4000.  Their email address is cstmail@continentalstock.com

Why haven’t I received checks?

There are several reasons why you may not have received checks.  Among those reasons are:

1.	You invested in Woodbridge through your IRA custodian. If so, the distribution has been sent to your IRA custodian.

2.	You filed a proof of claim through your attorney, and your attorney provided his or her address as the address to which distributions should be made.

3.
You have moved or changed addresses since you made your investment in Woodbridge and have not filed a claim or other notice of your new address.  If this applies to you, you should contact Continental Stock Transfer & Trust Company.  Their phone number is 212-509-4000.  Their email address is cstmail@continentalstock.com

4.
You are an “Excluded Party” or a “Disputing Claimant” under the Debtors’ Plan, or your claim is otherwise “Disputed.” If this applies to you, you may contact the Liquidation Trust’s counsel for more information.

My Claim is Disputed.  What happens to my distribution?

If your claim is currently “disputed,” you will receive Liquidation Trust Interests only if your claim is ultimately allowed.  Liquidation Trust Interests issued after one or more distribution(s) will receive “catch-up” payments on account of any such prior distribution(s).

Can I receive my next distribution by direct deposit?

No. Continental Stock Transfer & Trust Company can only make distributions by check.

My IRA custodian won’t answer my questions or won’t release funds to me.

The Liquidation Trustee is unable to provide advice regarding IRA or tax issues.  All holders of Liquidation Trust Interests are urged to consult with their IRA and tax advisors regarding their specific circumstances.

I forgot to send back my ballot.  Do I still get to participate in the Trust?

Yes.  If you held an Allowed Class 3 Standard Note Claim, Allowed Class 4 General Unsecured Claim, or Allowed Class 5 Unit Claim, you were entitled to receive Liquidation Trust Interests irrespective of whether you mailed back your ballot, or whether you voted for or against the Plan.

I invested through my IRA.  Can you pay me directly instead of paying my IRA?

If you purchased your investment in Woodbridge through a custodial account, such as an IRA, then the Liquidation Trust will make any distributions to your custodian.  The custodian is the holder of legal title to the funds, and the Liquidation Trust must make distributions to the holder of legal title.

How can I recover prior tax payments I made to the IRS based on “interest” I received that is now being deducted from my net claim?

The Liquidation Trustee is unable to provide tax advice.  All holders of Liquidation Trust Interests are urged to consult with their tax advisors regarding their specific tax circumstances.

 How can I change the amount of my Required Minimum Distribution from my IRA?

The Liquidation Trustee is unable to provide tax advice.  All holders of Liquidation Trust Interests are urged to consult with their tax advisors regarding their specific tax circumstances.

Where can I obtain a copy of the Plan?

The Plan may be accessed free of charge here (or from the list of files to the left; see “First Amended Joint Chapter 11 Plan of Liquidation”).

 When did the Plan get confirmed?

The Bankruptcy Court order confirming the Plan (the “Confirmation Order”) was entered on October 26, 2018 (the “Confirmation Date”).  A link to the Confirmation Order may be accessed free of charge here [INSERT LINK] (or from the list of files to the left; see “Findings of Fact, Conclusions of Law, and Order Confirming the First Amended Joint Chapter 11 Plan”).

 When was the Effective Date of the Plan?  What is the difference between the Confirmation Date and Effective Date?

The Plan became effective on February 15, 2019 (the “Effective Date”).  Although the Plan was confirmed on October 26, 2018, the Plan required that certain conditions be satisfied in order for the Plan to be implemented and become “effective.”

 What does the Plan do?

The Plan provided for the creation of two primary entities: (i) a Wind-Down Entity, which, through its subsidiaries, was vested on the effective date with the real estate-related assets formerly owned by Woodbridge; and (ii) a Liquidation Trust, which was vested with ownership of the Wind-Down Entity and its subsidiaries and estate claims and causes of action, such as lawsuits against third parties.

Woodbridge’s unsecured creditors (including investors holding notes and units) received interests in the Liquidation Trust, which entitle them to cash distributions over time from the Liquidation Trust.

Who is responsible for administering the liquidation of assets, the prosecution of litigation and the distribution of cash by Liquidation Trust and the Wind-Down Entity?

The liquidation of assets by the Wind-Down Entity is being administered primarily by the Wind-Down CEO.  The  Board of Managers of the Wind-Down Entity oversees the Wind-Down CEO to the extent set forth in the Wind-Down LLC Agreement.  The Board of Managers consists of:  Frederick Chin (who is also the Wind-Down CEO), M. Freddie Reiss, and Richard Nevins.

The prosecution of litigation and the distribution of cash by the Liquidation Trust is being administered primarily by the Liquidation Trustee.  A Liquidation Trust Supervisory Board oversees the Liquidation Trustee to the extent set forth in the Liquidation Trust Agreement.  The current members of the Liquidation Trust Supervisory Board are:  Jay Beynon, Dr. Raymond C. Blackburn, Terry Goebel, Lynn Myrick, John J. O’Neill, and M. Freddie Reiss.  Three of these individuals were nominated to the Liquidation Trust Supervisory Board by the Committee, one member was nominated by each of the Unitholder Committee and the Noteholder Committee, and the sixth member (Mr. Reiss) was elected by the other five members.

Who is the Liquidation Trustee and who appointed him?

Michael I. Goldberg is the Liquidation Trustee.  Prior to the Effective Date, Mr. Goldberg served as a member of the Debtors’ independent Board of Managers, and had been the SEC’s designee to that Board.  Mr. Goldberg was unanimously selected to be the Liquidation Trustee by the Unsecured Creditors’ Committee, the Noteholder Committee, and the Unitholder Committee.

Mr. Goldberg is the co-chair of Akerman LLP’s Fraud & Recovery Practice Group, a comprehensive fraud management team focusing on Ponzi schemes and EB-5 fraud.  Mr. Goldberg has managed some of the largest Ponzi scheme liquidation recoveries in U.S. history.  More recently he has developed a reputation for his work unraveling EB-5 fraud schemes.  Mr. Goldberg has served as court-appointed receiver in many cases over the past two decades, helping maximize returns to victims by identifying, securing, and monetizing potential assets as quickly and efficiently as possible.  Mr. Goldberg regularly lectures on Ponzi schemes, EB-5 fraud and receiverships and has written numerous articles on these topics.

Mr. Goldberg is regularly recommended to serve as receiver to district courts by the SEC in connection with SEC receivership cases and has served as a receiver for the SEC in approximately 20 cases in the past 20 years.

 Who is the Wind-Down CEO and who appointed him?

Frederick Chin is the Wind-Down CEO.  He previously served as the Debtors’ CEO for most of the Debtors’ chapter 11 cases.

Mr. Chin has extensive consulting and restructuring experience and has led, operated, and advised under-performing and high-growth real estate companies. Specifically, he has experience managing and enhancing liquidity and developing and implementing turnaround improvement plans and processes to achieve operational efficiency and increase accountability.

 How is the amount of my Note or Unit Claim calculated under the Plan, and what is “Netting”?

Under the Plan, for purposes of determining your “pro rata” share of cash distributions, your claim was calculated “net” of any prior distributions or payments that you may have received from Woodbridge in connection with any Notes or Units (other than return of principal or capital which already has been applied to reduce your claim).

The netting referred to above was required in order to treat all investors fairly in light of the fact that Woodbridge was operated as a Ponzi scheme.  When a Ponzi scheme occurs, the law is designed to prevent some investors from realizing a profit while others are left to suffer a loss, and the Plan accounts for that.  This netting recognized the reality that there was no legitimate source of funds for Woodbridge to pay any so-called “interest” or “dividends.”  Those payments were made with other victims’ money.  So netting treated prior payments as a return of investor victims’ principal, as they could not be considered legitimate investment return on principal (interest or dividends).  For example, if you invested $1,000 in Notes or Units issued by Woodbridge, and were paid $100 in interest prior to the commencement of the Woodbridge bankruptcy cases, then your “net” claim for purposes of the Plan would have been $900.  If, on the other hand, you invested $1,000 in Notes or Units issued by Woodbridge, and were paid nothing in the past by Woodbridge, then your “net” claim for purposes of the Plan would have been the full $1,000 that you invested.

 What does the Plan give me?

If you held an Allowed Claim against the Debtors on account of a (i) Class 3 Standard Note Claim, (ii) Class 4 General Unsecured Claim, or (iii) Class 5 Unit Claim, then pursuant to the Plan, on the Effective Date, you received Liquidation Trust Interests that entitle you to cash distributions from the Liquidation Trust.

Can I elect to receive specific properties instead of cash?

No.  Your Liquidation Trust Interests do not entitle you to any specific properties or other assets held by the Liquidation Trust.  They entitle you only to cash distributions from the Liquidation Trust.

How many Liquidation Trust Interests did I get?

Holders of Allowed Class 3 Standard Note Claims and Allowed Class 4 General Unsecured Claims received one (1) Class A Liquidation Trust Interest for each $75.00 of Net Note Claims or Allowed General Unsecured Claims held by such creditor.

Holders of Allowed Class 5 Unit Claims received 72.5% of one (1) Class A Liquidation Trust Interest and 27.5% of one (1) Class B Liquidation Trust Interest for each $75.00 of Net Unit Claims held by such Unitholder.

 What is the difference between “Class A” and “Class B” Liquidation Trust Interests?

Class A Liquidation Trust Interests were distributed to all holders of Allowed Class 3 Standard Note Claims, Allowed Class 4 General Unsecured Claims, and Allowed Class 5 Unit Claims.  However, as noted in the answer to the previous question, holders of Allowed Class 5 Unit Claims received fewer Class A Liquidation Trust Interests relative to holders of Allowed Class 3 Standard Note Claims and Allowed Class 4 General Unsecured Claims.

For example, if a Noteholder and Unitholder both held $300 in claims, the Noteholder would have received four (4) Class A Liquidation Trust Interests ($300 / $75 = 4), whereas the Unitholder would have received 2.9 Class A Liquidation Trust Interests (($300 / $75) x .725 = 2.9).

Holders of Allowed Class 5 Unit Claims also received Class B Liquidation Trust Interests on account of the remaining 27.5% of their unit claims.  Accordingly, in the above example, in addition to receiving 2.9 Class A Liquidation Trust Interests, a holder of an Allowed Class 5 Unit Claim would also have received 1.1 Class B Liquidation Trust Interests (($300 / $75) x .275 = 1.1).

Class B Liquidation Trust Interests will only receive cash distributions from the Liquidation Trust if all claims represented by Class A Liquidation Trust Interests have been paid in full.  Based on the estimated net assets in liquidation for the Trust as of December 31, 2019,  there will be no distributions on account of Class B Liquidation Trust Interests.

 I was a Unitholder. Why did I get less than Noteholders?

There was a significant dispute in the bankruptcy cases regarding whether the Units actually were “claims,” or instead were “equity” (ownership interests) in the Debtors (in which case Unitholders would have been entitled to be paid nothing).  Rather than spend significant time and money litigating these very complicated issues, the parties (including a fiduciary group for Unitholders) negotiated and settled upon allowance of claims for Unitholders at a 27.5% discount as compared to Noteholders’ claims.  This aspect of the settlement was accomplished by affording Noteholders Class A Liquidation Trust Interests for 100% of their Net Note Claims and affording Unitholders Class A Liquidation Trust Interests for only 72.5% of their Net Unit Claims.

Unitholders also received Class B Liquidation Trust Interests for the other 27.5% of their Net Unit Claims, so that if there is more money available after payment of the Net Note Claims, Allowed General Unsecured Claims, and Net Unit Claims represented by the Class A Liquidation Trust Interests, then Unitholders will receive cash distributions on their Class B Liquidation Trust Interests until the remaining Net Unit Claims are paid.  Based on the most recent estimates published by the Liquidation Trust, in December 2019, there will be no distributions on account of Class B Liquidation Trust Interests.

 How did you calculate the number of Class A Liquidation Trust Interests that I received?

Holders of Allowed Class 3 Standard Note Claims and Allowed Class 4 General Unsecured Claims received one (1) Class A Liquidation Trust Interest for each $75.00 of Net Note Claims or Allowed General Unsecured Claims held by such creditor.

Holders of Allowed Class 5 Unit Claims received 72.5% of one (1) Class A Liquidation Trust Interest and 27.5% of one (1) Class B Liquidation Trust Interest for each $75.00 of Net Unit Claims held by such Unitholder.

The foregoing was an integral part of the Plan negotiated by, among others, the Noteholder Committee and the Unitholder Committee.

For example, using simple numbers, if a Noteholder and Unitholder both held $300 in net claims, the Noteholder would have received four (4) Class A Liquidation Trust Interests ($300 / $75 = 4), whereas the Unitholder would have received 2.9 Class A Liquidation Trust Interests (($300 / $75) x .725 = 2.9) and 1.1 Class B Liquidation Trust Interests (($300 / $75) x .275 = 1.1).

As another example, if a Noteholder and Unitholder both held $50,000 in net claims, the Noteholder would have received approximately 666.66 Class A Liquidation Trust Interests ($50,000 / $75 = 666.66), whereas the Unitholder would have received approximately 483.33 Class A Liquidation Trust Interests (($50,000 / $75) x .725 = 483.33) and approximately 183.33 Class B Liquidation Trust Interests (($50,000 / $75) x .275 = 183.33).

As a final example, if a claimant held $50,000 in Net Note Claims and $50,000 in Net Unit Claims, such holder would have received approximately 666.66 Class A Liquidation Trust Interests on account of such claimant’s Notes, and approximately 483.33 Class A Liquidation Trust Interests on account of such claimant’s Units, for a total of 1,150 Class A Liquidation Trust Interests (in addition, such claimant would have received approximately 183.33 Class B Liquidation Trust Interests on account of such claimant’s Units).

I agreed to my Net Note Claim or Net Unit Claim.  Isn’t that the amount of money I will receive?

No, most likely not.  Your “Net Note Claim” or “Net Unit Claim” was the amount of your claim in the Bankruptcy Case, which claim entitled you to Liquidation Trust Interests.  Your ultimate recovery is based on how much money the Liquidation Trust distributes to Liquidation Trust Interest holders.

Why am I not receiving payment in full of my claim?

The Trust’s most recent published financial statements (as of December 31, 2019) indicated net assets in liquidation of approximately $334,583,000.  There are over $800 million in claims that need to share in distributions.  Accordingly, even including distributions already made, the Liquidation Trust cannot pay all creditors in full, absent significant success in pursuing litigation claims.

Why can’t Robert Shapiro pay me back?  Where is Robert Shapiro?

Claims against Robert Shapiro were not settled or released as part of the Plan.  The Liquidation Trust is investigating and may pursue appropriate claims against Robert Shapiro and his affiliates, including claims assigned to the Liquidation Trust by investors who made such election on their Ballots.

As you may have read, in October 2019 Robert Shapiro was sentenced to 25 years in prison.  He is currently serving that sentence.   A copy of the sentence is available [HERE].

I read that Robert Shapiro owes the SEC over $100 million.  Will we get that money?

Press reports regarding the settlement between the Securities and Exchange Commission (SEC) and Robert Shapiro created a great deal of confusion.  While the underlying settlement provides for the Court to order Robert Shapiro to pay in excess of $100MM for disgorgement, prejudgment interest, and a civil penalty, the Liquidation Trust has no reason to believe that Mr. Shapiro has the ability or intention to make the Court-ordered payments.  To the knowledge of the Liquidation Trust, no amounts have been escrowed by Mr. Shapiro for payment of the settlement and no specific property has been identified for satisfaction of the settlement.

I contributed my claims on my Plan ballot.  Do I get extra distributions?

In accordance with the Plan and your ballot, if you “contributed” your claims, your Net Note Claim or Net Unit Claim was multiplied by 105% before being converted to Liquidation Trust Interests.

As an example, a Noteholder with $300 of Net Note Claims who did not contribute claims would have received four (4) Class A Liquidation Trust Interests ($300 / $75 = 4) and, on account of such Class A Liquidation Trust Interests, would have received $15 (4 * $3.75 = $15).

By contrast, a Noteholder with $300 of Net Note Claims who did contribute claims would have first had such claimant’s $300 Net Note Claim multiplied by 105%, for an enhanced Net Note Claim of $315.  The enhanced $315 Net Note Claim would then have been converted to 4.2 Class A Liquidation Trust Interests ($315 / $75 = 4.2) and, on account of such Class A Liquidation Trust Interests, would have received $15.75 (4.2 * $3.75 = $15.75).

That Noteholder would have received approximately $43.55, in the aggregate, from the three distributions (as opposed to $41.48 received by a Noteholder who did not contribute such Noteholder’s claims).

If I contributed my claims, may I still pursue such claims individually?

No.  If you elected to contribute your claims, you may not pursue such claims individually.  The Trust is the owner of those claims.  Any amounts that you may receive on claims contributed to the Trust belong to the Trust, and must be paid over to, or otherwise recouped by, the Trust for the benefit of all its holders.

If you elected to contribute your claims and have received a payment with respect to your notes or units following the chapter 11 case commencement other than from the Trust, you should contact the Trust immediately for instructions on paying over to the Trust the amount you received or to make other arrangements for such amount to be recouped by the Trust.  To reach the Trust regarding such a matter, please contact Pachulski Stang Ziehl & Jones, LLP, 919 North Market Street, 17th Floor, Wilmington, DE 19801, 310-203-4271, Attn: Colin Robinson, Esq.

In addition, until the matter is resolved, the Trust reserves the right, without limitation of other rights and remedies it may have, to: (i) pursue recovery of any amounts that you recover on account of claims that have been contributed to the Trust, (ii) recoup any amounts that you have received from non-Trust sources by withholding distributions from the Trust that would otherwise be paid to you on account of your Trust interests; (iii) impose a “freeze” on your ability to sell your Trust interests; (iv) impose a “freeze” on further distributions on account of your Trust interests.  In addition, the Trust reserves the right to enforce any of the foregoing remedies against any purchaser of Trust interests.

Where can I receive additional information about the Liquidation Trust?

Additional information regarding the Liquidation Trust, including selected filings made with the United States Securities & Exchange Commission, can be found on the top of this page under “Selected SEC Filings.”  For answers to other questions, you may contact counsel to the Liquidation Trust at (310) 203-4271, extension 4271.

How can I speak to a live person?

You may always contact counsel to the Liquidation Trust using the contact information on this website.  Please be aware, however, that no information will be provided regarding future distribution timing or amounts other than that which is available on this website, and no advice will be given regarding IRA or tax issues.